UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)    September 24, 2012

MILLER ENERGY RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Tennessee	001-34732	62-1028629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9721 Cogdill Road, Suite 302, Knoxville, TN	37932
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(865) 223-6575

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

On September 24, 2012, we sold 25,750 shares of our Series B Redeemable Preferred Stock (the “Preferred Stock”) to 10 accredited investors and issued those investors warrants to purchase 128,750 shares of common stock in a private offering exempt from registration under the Securities Act of 1933, as amended, in reliance on exemptions provided by Section 4(2) and Regulation D of that act. We received gross proceeds of $2,575,000. We paid a broker’s fee of $167,375 to WFG Investments, Inc., a broker-dealer and member of FINRA. We are using the funds for general working capital.

The designations, rights and preferences of the Preferred Stock, include:

•	the shares have a stated value of $100.00 per share and a liquidation preference equal to the stated value,

•	we are authorized to issue up to 275,000 shares,

•	the shares are not entitled to any voting rights and are not convertible into any other security,

•	the holders are entitled to receive annual cumulative dividends at the rate of 12% per annum, payable in arrears semi-annually, beginning on March 1, 2013;

•
the dividends will be paid in cash on each relevant dividend date provided that (i) we are in compliance with certain financial covenants (designated the “Capital Covenants”) under the Apollo Credit Facility, with compliance to be determined as of the most recent reporting date and, on a pro forma basis, on the dividend date, and (ii) no “Default” or “Event of Default” (as defined in the Apollo Credit Facility) has occurred or is continuing on the dividend date;

•
the Preferred Stock may not be redeemed until 30 days after “Security Termination” (as defined in the Apollo Credit Facility), but otherwise may be redeemed at any time by the Company, with a mandatory redemption on the fifth anniversary of issuance or, if later, on the 30th day after Security Termination;

In addition to the relevant shares of the Preferred Stock, each holder of the Preferred Stock will receive: (i) on the date of issuance of that holder’s Preferred Stock, warrants to purchase up to five (5) shares of our common stock for each share of the Preferred Stock held by that holder and (ii) if we should fail to pay dividends on the Preferred Stock, in cash, on any two consecutive dividend dates, then, on a one-time basis, each holder will also receive additional warrants to purchase up to five (5) shares of our common stock for each share of the Preferred Stock held by that holder. The exercise price under these warrants will be the higher of (a) $5.28 per share or (b) the last sale price of our common stock as reported on the NYSE on the date immediately preceding the date of issuance of the relevant warrant. The warrants are exercisable for three years from the issuance date. The terms of these warrants provide that the number of shares issuable upon the exercise of the warrants, as well as the exercise price of the warrants, is subject to proportional adjustment in the event of stock splits, stock dividends, recapitalizations and similar corporate events. Unless the shares of common stock issuable upon exercise of the warrants are included in a registration statement filed by us with the SEC on or before April 30, 2015, the warrants may be exercised on a cashless basis.

The foregoing descriptions of the designations, rights and preferences of the Preferred Stock and the related warrants are qualified in its entirety by reference to the documents which are filed herewith as Exhibits 3.11 and 4.16, respectively.

Item 7.01	Regulation FD Disclosure.

On September 24, 2012, we issued a press release announcing that we had raised $2,575,000 through sales of our Series B Redeemable Preferred Stock.

Pursuant to General Instruction B.2 of Form 8-K, the information in this Item 7.01 of Form 8-K, including Exhibit 99.1, shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise be subject to the liabilities of that section, nor is it incorporated by reference into any filing of Miller Energy Resources, Inc. under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.            Description

3.11	Articles of Amendment to the Charter of Miller Energy Resources, Inc. (incorporated by reference to the Current Report on Form 8-K filed with the SEC on September 4, 2012).

4.16	Form of Series PPB warrant

99.1	Press Release dated September 24, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLER ENERGY RESOURCES, INC.
Date: September 24, 2012
	By:	/s/ Scott M. Boruff
Scott M. Boruff, Chief Executive Officer

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